UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Athersys, Inc.
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PRELIMINARY COPY

Athersys inc.

2021

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MultiStem

Developing Innovative Treatments for Critical Care Patients

A MESSAGE FROM THE CHAIRMAN OF THE BOARD AND THE INTERIM CEO OF ATHERSYS
Dear Stockholders:

On behalf of Athersys' Board of Directors, thank you for your investment and your support of the Athersys mission to bring innovative new therapies to patients in need.
We are committed to building a global leader in regenerative medicine and cell therapy. We intend to develop and ultimately deliver innovative cell therapies that provide a substantial benefit to patients who face severe debilitation and loss of function, material erosion to quality of life, and risk to survival as a result of a serious condition or trauma.
The year 2021 is an important period for the Company. We expect to see top-line results from our Japan partner’s ischemic stroke study, giving us our first look at late-stage clinical trial data for the MultiStem® treatment of ischemic stroke, while we further advance our own ischemic stroke and other clinical studies. We also expect to further advance our large-scale manufacturing processes to enable us to effectively serve large markets, such as ischemic stroke and other critical care areas, with our cell therapy product candidate. Favorable clinical trial results and viable large scale manufacturing processes would provide the foundation either through partnership or organic growth for successful commercialization, as we await the results of our own pivotal stroke trial.
Last year, we had the opportunity to refresh our Board and recruited three independent directors, deepening our Board's diversity in gender, ethnicity, skill and expertise. The Board is committed to continuous improvement, and we have enhanced the environmental, social and governance (ESG) disclosures on our website and in the accompanying proxy statement. Members of our Board participated in stockholder engagement calls recently in an effort to learn what matters most to our investors and stakeholders, and we are grateful for the feedback we received. We understand that ESG integration is an evolution and not a revolution, and we are pleased to report these improvements, taking ESG concepts into our decision-making as we grow and transition to a commercial stage company.
Your vote is important and needed. The Board of Directors unanimously recommends that you vote: "FOR" each of the director nominees and “FOR” the other three proposals. This year, we have a proposal on the ballot to increase the number of our authorized shares of common stock, an action which requires the approval of a majority of our outstanding shares of common stock. We ask for your vote to increase the number of our authorized shares of common stock. Athersys is on the cusp of a transition to a commercial-stage company, contingent upon positive data and regulatory approval, and as such, must prepare for a diverse set of options to allow for the capital needed for future growth.
We hope you will join us at our virtual 2021 Annual Meeting of Stockholders, on Tuesday, June 15, 2021 at 8:30 a.m., Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.
Thank you for being a part of our mission to bring MultiStem to patients around the world.
Sincerely,
Dr. Ismail Kola
Chairman of the Board & Independent Director

Mr. William (BJ) Lehmann
Interim Chief Executive Officer, President and Chief Operating Officer

/s/ Dr. Ismail Kola	/s/ Mr. William Lehmann
Dr. Ismail Kola	Mr. William Lehmann
Chairman of the Board, Independent Director	Interim Chief Executive Officer, President and Chief Operating Officer
April , 2021	April , 2021

Building a Better Future Through Our Mission
We are committed to addressing areas of significant unmet medical need through the development of innovative regenerative medicine therapies that extend and enhance the quality of human life.
OUR CORE VALUES

Teamwork through Cooperation	Excellence and Innovation	Creating a Work Environment where Anything is Possible	Corporate and Personal Responsibility to Humanity and the Environment	Honesty and Integrity

Environmental, Social and Governance (ESG) Highlights
Athersys engages in stockholder outreach to discuss its business, compensation program, diversity and inclusion, and ESG matters. These conversations give us valuable insight into stockholder views and help inform our decisions. Stockholder feedback is summarized and shared with our Board of Directors. As part of our commitment to continuous improvement, Athersys is expanding on the disclosures within this proxy statement and have outlined our ESG highlights. We have also created an ESG presentation that can be accessed at www.athersys.com/presentations. The information on our website, including our ESG presentation, is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the Securities and Exchange Commission (SEC).

Environmental
We have few environmental risks but take many opportunities to show environmental leadership.
Environmental stewardship is part of our five core values, and we encourage our employees to be environmental leaders.
Our Green Committee meets quarterly to discuss ways we can be more environmentally friendly.
We have implemented environmentally-responsible waste collection, composting, recycling and disposal programs.
We are using leading, environmentally-responsible and carbon-footprint principles as we plan for our manufacturing facility.
We provide Company-sponsored philanthropic opportunities for employees.

Social
Our ability to help people extend well beyond working to treat some of the most devastating and expensive medical conditions.
Our mission is to help patients around the world through the development of innovative therapies to treat areas of significant unmet medical need.
Our employees are our brain trust. We value their commitment and reward them with competitive salaries, as well as health, wellness, retirement and benefit programs. All employees also participate in our annual stock-based awards program.
We offer our employees internal advancement opportunities.
We have a strong corporate culture with a unified mission to help patients and their families.
We have a diverse management team and international workforce.
We are implementing a Company-wide employee engagement survey in 2021 to seek ways to improve our corporate culture.
We utilize development tools that enable us to focus on employee development and positively increase employee engagement.
We encourage our employees, Board members, stockholders and patients to share their thoughts and we actively seek their perspectives.

Athersys Workforce Key Statistics[1]
25%	15%	61%	44%
employees have been at the Company longer than 10 years	are diverse by ethnicity	are diverse by gender	hold advanced degrees

1 As of April 2021

Governance
We have a strong governance structure that supports our leading scientific and development profile.
Two-thirds of our Board members are independent.
We hold annual elections for membership on the Board.
Our Board is diverse, with the majority of the members diverse by ethnicity or gender.
We have one class of voting shares, majority voting in the election of directors and no poison pill.
We engage an experienced external consultant and use other comparative market information to evaluate our compensation practices each year, helping to ensure internal and external pay parity.
Our Board provides strategic oversight on operational, resource, management and financial matters.
We have a strong Board committee structure, with independent directors on the Audit, Compensation and Nominations and Corporate Governance Committees.
We hold annual Board and committee self-assessment reviews.
We have robust ethics and code of conduct policies.

TENURE, INDEPENDENCE, GENDER AND DIVERSITY OF THE BOARD OF DIRECTORS

Director	Tenure		Independent	Gender Diversity (other than male)	Ethnic Diversity (other than Caucasian/European)
	0-5 years	6+ years
Ismail Kola, PhD (Med) ❖		✓	✓		✓
John Harrington, PhD		✓
Hardy TS Kagimoto, MD	✓				✓
Katherine Kalin, MBA	✓		✓	✓
Lorin Randall, MBA		✓	✓
Baiju Shah, JD	✓		✓		✓
Kenneth Traub, MBA	✓
Jane Wasman, JD	✓		✓	✓
Jack Wyszomierski, MS		✓	✓
❖ Denotes Chair

Board of Directors Key Statistics
56%	67%	33%	22%
have a tenure of 0-5 years	are Independent	are diverse by ethnicity	are diverse by gender

BOARD OF DIRECTORS EXPERIENCE MATRIX

Director	Healthcare and Pharma	Medicine & Science	Business Leadership & Operations	Partnerships & Business Development	Financing & Accounting
Ismail Kola, PhD(Med) ❖	✓	✓	✓	✓
John Harrington, PhD	✓	✓	✓	✓
Hardy TS Kagimoto, MD	✓	✓	✓	✓
Katherine Kalin, MBA	✓		✓	✓	✓
Lorin Randall, MBA	✓		✓		✓
Baiju Shah, JD	✓		✓	✓
Kenneth Traub, MBA	✓		✓	✓	✓
Jane Wasman, JD	✓		✓		✓
Jack Wyszomierski, MS	✓		✓		✓
❖Denotes Chair

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS ON
June 15, 2021

The 2021 Annual Meeting will be a virtual meeting. Due to the public health impact of the novel coronavirus (COVID-19) pandemic and to protect the health and safety of our stockholders, employees and their families, we will not hold an in-person meeting. The Company is holding a virtual Annual Meeting only and stockholders can participate online at http://www.virtualshareholdermeeting.com/ATHX2021 at the appointed date and time. To attend the Annual Meeting, you will need the 16-digit control number located on your proxy card. Please keep your control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to participate in the live meeting. Please allow ample time for online check-in, which will begin at 8:15 a.m., Eastern Daylight Time, on June 15, 2021.

ANNUAL MEETING OF STOCKHOLDERS
Date and Time	June 15, 2021 at 8:30 AM EDT
Website URL	http://www.virtualshareholdermeeting.com/ATHX2021
Record Date	April 23, 2021
Voting	Holders of outstanding shares of common stock as of the record are entitled to vote
Stock Symbol	ATHX
Exchange	The Nasdaq Capital Market
Transfer Agent	Computershare
The 2021 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held for the following purposes:

1	To elect the nine Directors nominated by the Board of Directors;
2	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021;
3	To approve an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock;
4	To approve, on an advisory basis, named executive officer compensation; and
5	To consider other business as may properly come before the Annual Meeting or any adjournment thereof.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Stockholders of record at the close of business on Friday, April 23, 2021 are entitled to vote at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote: "FOR" the following:
✓	FOR	Each of the nine Directors nominated by the Board of Directors;
✓	FOR	The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021;
✓	FOR	The approval of an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock; and
✓	FOR	The approval, on an advisory basis, of named executive officer compensation.

MANY WAYS TO VOTE
:	)	*
BY INTERNET	BY PHONE	BY MAIL	IN PERSON	SCAN QR CODE
Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Vote in person at the virtual meeting	Scan this QR code to view digital versions of Athersys' Proxy Statement and 2020 Annual Report
Even if you expect to attend the virtual Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. You may vote online during the Annual Meeting by following the instructions on the meeting website and if you have the 16-digit control number on your proxy card in the box marked by the arrow. Stockholders who attend the Annual Meeting may revoke their proxies and vote online during the meeting if they so desire. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

By Order of the Board of Directors

/s/ William Lehmann
William Lehmann
Secretary

April , 2021

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2021
The 2021 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as the “Company,” “Athersys,” “we” and “us”, will be held on Tuesday, June 15, 2021, at 8:30 a.m., Eastern Daylight Time, at http://www.virtualshareholdermeeting.com/ATHX2021.
This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy are being mailed to stockholders commencing on or about May 6, 2021.
Stockholders of record of the Company at the close of business on Friday, April 23, 2021, or the Record Date, will be entitled to vote at the Annual Meeting. As of April 8, 2021, 217,611,507 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. We do not expect the number of shares of Common Stock to be materially different on the Record Date. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person online or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Virtual Annual Meeting
As permitted by Delaware law and our bylaws, we have implemented the virtual annual meeting format in order to mitigate the public health impact of the COVID-19 pandemic and to protect the health and safety of our stockholders, employees and their families.
We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. In preparation for the virtual Annual Meeting, (i) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a stockholder or proxy holder, (ii) we will implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we will maintain a record of any votes or other action taken by stockholders or proxy holders at the meeting. Additionally, the online format allows stockholders to communicate with us during the meeting so they can ask appropriate questions of the Board or management in accordance with the rules of conduct for the meeting. During the live Q&A session of the meeting, we will answer relevant questions as time permits.
Information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct at the Annual Meeting, and procedures for posting appropriate questions received during the Annual Meeting, will be posted on our investor relations page in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at: http://www.virtualshareholdermeeting.com/ATHX2021.
Attendance and Participation
Our completely virtual Annual Meeting will be conducted on the Internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting; however, we encourage the submission of questions in advance by emailing ir@athersys.com. You also will be able to vote your shares electronically at the Annual Meeting; however, we encourage stockholders to submit their votes electronically in advance.

All stockholders of record as of the Record Date, or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card that accompanied your proxy materials, and may also be required to provide your full name to help us validate that you are a stockholder of record. The Annual Meeting webcast will begin promptly at 8:30 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online access will begin at 8:15 a.m., Eastern Daylight Time.
The virtual meeting platform is fully supported across all browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Questions
Stockholders may submit questions prior to or during the Annual Meeting. If you wish to submit a question during the meeting, you must first provide your full name, then type your question into the “Ask a Question” field, and click “Submit”. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Technical Difficulties
When you access the website at http://www.virtualshareholdermeeting.com/ATHX2021, we will have technicians ready to assist you with any technical difficulties you may have. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or during the meeting time, you will have access to technical support. Technical support will be available beginning at 8:15 a.m., Eastern Daylight Time, on June 15, 2021 through the conclusion of the Annual Meeting.
Required Vote, Abstentions, Broker Non-Votes and Related Matters
Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of Directors or for the approval of other matters that are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.
Proposal One— Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director shall be elected by the vote of a majority of the votes cast in person or by proxy for the Director at the Annual Meeting. For this purpose, a majority of votes cast shall mean that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast, and votes cast shall exclude abstentions and broker non-votes. In any uncontested election of Directors, any incumbent director nominee who does not receive the vote of the majority of votes cast shall promptly tender his or her resignation to the Board. The Board shall decide, taking into account the recommendation of the Nominations and Corporate Governance Committee of the Board, whether to accept or reject the tendered resignation, or whether other action should be taken.
Proposal Two— Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2021 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021 is not binding on the Company.
Proposal Three— Approval of an Amendment to the Company’s Certificate of Incorporation to Increase the Number of Shares of Authorized Common Stock is considered a routine matter. Accordingly, we do not expect broker non-votes on this proposal. Under the General Corporation Law of the State of Delaware, the approval of this proposal requires the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote on such proposal at the Annual Meeting. Consequently, abstentions will have the effect of votes “against” the proposal.
Proposal Four— Approval, on an Advisory Basis, of Named Executive Officer Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.
The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the nine Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021; (iii) for the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock; (iv) for the approval, on an advisory basis, of named executive officer compensation; and (v) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for other business as may properly come before the Annual Meeting or any adjournment thereof.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board currently consists of the following nine Directors: John J. Harrington, Hardy TS Kagimoto, Katherine Kalin, Ismail Kola, Lorin J. Randall, Baiju R. Shah, Kenneth H. Traub, Jane Wasman and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting.
At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.
At the Annual Meeting, nine Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are John J. Harrington, Hardy TS Kagimoto, Katherine Kalin, Ismail Kola, Lorin J. Randall, Baiju R. Shah, Kenneth H. Traub, Jane Wasman and Jack L. Wyszomierski.
The composition of our Board is intentional and reflects the qualifications, skills and experience that are relevant to a biotechnology business. Our Board members have experience in the pharmaceutical and biotechnology sector and have expertise in business, science and medicine, and finance. In addition to the qualifications, skills and experience listed below, our Board members are committed to the Athersys mission and the core values of our Company - cooperation, excellence and innovation, responsibility to humanity and the environment, and honesty and integrity. Our Board also is committed to devoting the necessary time to the governance of our Company.
Pursuant to an investor rights agreement, referred to herein as the Investor Rights Agreement, entered into on March 14, 2018 between the Company and HEALIOS K.K., referred to herein as Healios. Healios has the right to nominate (i) one Director to the Board, if Healios owns less than 15% but more than 5% of our outstanding Common Stock, and (ii) two Directors to the Board, provided that Healios owns at least 15% of our outstanding Common Stock, so long as, in either case, the Collaboration Expansion Agreement entered into between the Company and Healios in June 2018 remains in effect. Healios currently owns approximately 7.5% of our outstanding Common Stock, and Dr. Kagimoto has been nominated to continue to serve as Healios’ nominee to the Board.
Additionally, pursuant to a cooperation agreement, referred to herein as the Cooperation Agreement, entered into on February 16, 2021 among the Company, Healios and Hardy TS Kagimoto, the Company agreed to appoint Kenneth H. Traub to the Board, to nominate Mr. Traub for election to the Board at the Annual Meeting and, subject to the satisfaction of certain conditions, to nominate Mr. Traub for election to the Board at the 2022 Annual Meeting of Stockholders as a director of the Company.
Ms. Kalin and Ms.Wasman were recommended to serve on the Board by non-employee independent directors and Mr. Shah was recommended to serve on the Board by our former Chief Executive Officer.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information, including the qualifications, skills and experience each nominee for Director brings to the Board is outlined below.

Ismail Kola, PhD (Med)	ÍIndependent	Age: 64
Chairman of the Board
	DIRECTOR SINCE:	2010
	BOARD COMMITTEES:	Compensation Committee (Chair); Nominations and Corporate Governance Committee
	KEY SKILLS:	Healthcare & Pharma, Medicine & Science, Business Leadership & Operations, Partnerships & Business Development, Regulatory and Commercial Launch

Dr. Kola has served as our Director since October 2010 and Chairman of the Board since February 2021. Dr. Kola is a Senior Partner at Forepont Capital, a pharmaceutical venture capital company, since April 2019. He was Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President of UCB New Medicines, UCB’s discovery research through to proof-of-concept in man organization, from November 2009 until December 2017. Dr. Kola was Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions at Merck and Pharmacia Corporation. He was also Director of the Centre for Functional Genomics and Human Disease and a professor of Human Molecular Genetics at Monash Medical School in Australia. Dr. Kola has been a director of Mobius Medical, a private start-up company, and Infinion Biopharma, also a private start-up company since June 2018. He also serves as board member at Forepoint Capital since October 2019, GPN vaccines (a public but non-listed Australian Company) and is a member of the Scientific Advisory Board of GIMV, Belgium (GIMB.BR). Dr. Kola served on the boards of directors of Biotie Therapies, Inc. (NASDAQ: BITI) (and previously Synosia) from 2011 until 2016, Astex Therapeutics (NASDAQ: ASTX) from 2010 until 2013, Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Dr. Kola received his Ph.D. (Med) in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola has authored 159 publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, UK in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012.
Qualification, Skills and Experience: We believe that Dr. Kola's years of experience enable him to provide the Board with important insight and leadership. He has led many teams that have brought medicines successfully to market and numerous drugs from the research stage to market or late stage development. These relevant experiences equip Dr. Kola to advise our Board on the many current issues facing our Company.

John Harrington, PhD	Age: 53
Executive Vice President and Chief Scientific Officer
	DIRECTOR SINCE:	1995
	BOARD COMMITTEES:	N/A
	KEY SKILLS:	Healthcare & Pharma, Medicine & Science, Business Leadership & Operations, Partnerships & Business Development

Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on numerous issued or pending United States patents, has authored many scientific publications and has received awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.
Qualifications, Skills and Experience: We believe that as our Executive Vice President and Chief Scientific Officer, Dr. Harrington is particularly well qualified to serve on the Board. His commitment and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board.

Hardy TS Kagimoto, MD	Age: 44
	DIRECTOR SINCE:	2018
	BOARD COMMITTEES:	N/A
	KEY SKILLS:	Healthcare & Pharma, Medicine & Science, Business Leadership & Operations, Partnerships & Business Development

Hardy TS Kagimoto, M.D., joined our Board of Directors in June 2018. In 2011 Dr. Kagimoto founded Healios (Tokyo Security Exchange Mothers: 4593), a biotechnology company focused on regenerative cell therapy, which became public in 2015, where he serves as Chairman and Chief Executive Officer. Dr. Kagimoto is also the President of Sighregen Co., Ltd., a joint venture established for the treatment of ophthalmic diseases and disorders. Dr. Kagimoto’s first biotech company was Aqumen Biopharmaceuticals, K.K., which he founded in 2005, and served as its Chairman, Chief Executive Officer and President. Aqumen successfully launched BBG (Brilliant Blue G), which gained de-facto-standard status in the ophthalmology community, globally. Dr Kagimoto currently serves on the Board of Directors of Organoid Neogenesis Laboratory, Inc. a subsidiary of Healios. Dr. Kagimoto received his medical degree from Kyushu University.
Qualifications, Skills and Experience: Dr. Kagimoto is a serial entrepreneur and committed to the concept of curing as many patients as possible through technology. We believe that Dr. Kagimoto is able to use his experience of taking products from discovery through commercialization, his vision for the rapid progression of regenerative medicine products to treat disease and enrich quality of life, and his entrepreneurial and strategic expertise to guide our Board.

Katherine Kalin, MBA	ÍIndependent	Age: 58
	DIRECTOR SINCE:	2020
	BOARD COMMITTEES:	Audit Committee; Compensation Committee
	KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations, Partnerships & Business Development, Financing & Accounting

Ms. Kalin joined our Board of Directors in November 2020. From 2012 to 2017, she was Corporate Vice President at Celgene, a global bio-pharmaceutical company, where she led corporate strategy. Ms. Kalin also held various leadership roles in marketing, sales and new business development at Johnson & Johnson from 2002 to 2011. Prior to joining Johnson & Johnson, Ms. Kalin was a partner in the global healthcare practice of McKinsey & Company. Ms. Kalin currently serves, since July 2020, as a non-executive director on the board of Genfit, S.A., a publicly traded, French, biopharmaceutical company, and since 2018 as a member of the board of directors of Brown Advisory LLC, an independent investment and strategic advisory firm and Clinical Genomics, a biotech developing evidence-based diagnostic tools for cancer. She is also a member of the Advisory Board of Stardog, an enterprise data company, FemHealth, a venture capital firm that seeks to invest in women’s health, and PRIMARI Analytics, an A.I. startup. During her career, she has worked in Europe, Asia and North America. Ms. Kalin received her M.B.A. from Harvard Business School and a B.A. in French from the University of Durham, UK.
Qualifications, Skills and Experience: We believe that Ms. Kalin is a valuable member of our Board. Her more than 25 years of global experience as a senior executive in health care and professional services, across a range of operational and strategic business functions and an array of different therapeutic areas, will be invaluable, particularly as the Company moves toward commercialization. Furthermore, we believe that Ms. Kalin’s gender, as a woman, enhances the diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Lorin Randall, MBA	ÍIndependent	Age: 77
	DIRECTOR SINCE:	2007
	BOARD COMMITTEES:	Audit Committee (Chair); Compensation Committee
	KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations, Finance & Accounting

Mr. Randall has served as our Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. Prior to 2006, Mr. Randall held senior positions at i-STAT Corporation and CFM Technologies, Inc. Mr. Randall currently serves on the board of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006. Mr. Randall served on the boards of directors of the following companies: Aurinia, Inc. (NASDAQ: AUPH; TSX: AUP) from 2016 to 2019, Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, Nanosphere, Inc. (NASDAQ: NSPH) from 2008 to 2016 and Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.
Qualifications, Skills and Experience: We believe Mr. Randall’s strong financial and human resources background provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as Chairman of the Audit Committee. Further, given that he has served as a Director since 2007, during which time he has shown outstanding commitment and engagement with our Company, he also provides significant governance experience.

Baiju Shah, JD	ÍIndependent	Age: 49
	DIRECTOR SINCE:	2020
	BOARD COMMITTEES:	Audit Committee; Nominations and Governance Committee
	KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations; Partnerships & Business Development

Mr. Shah joined our Board of Directors in November 2020. Mr. Shah is the President & Chief Executive Officer of the Greater Cleveland Partnership, a metropolitan business chamber that mobilizes private-sector leadership, expertise and resources to catalyze economic growth and prosperity in the region, since April 2021. Previously, since 2019, Mr. Shah had been the Senior Fellow for Innovation at The Cleveland Foundation where he focused on developing innovation partnerships. From 2012 to February 2019 Mr. Shah served as Chief Executive Officer and a member of the board of directors of BioMotiv, an accelerator company aligned with the Harrington Project for Discovery and Development, a U.S. and U.K. drug development initiative. Prior to BioMotiv, Mr. Shah was Chief Executive Officer, member of the board of directors, and a co-founder of BioEnterprise, a business that assists companies in securing resources and funding to support growth. Mr. Shah has been a member of the board of directors Invacare Corporation (NYSE: IVC) since 2011; he also served on the Advisory Board for Citizens Financial Group (NYSE: CFG) from 2012 to 2018. Mr. Shah also serves as a Senior Advisor to FasterCures, a Center of the Milken Institute and on the boards of several civic organizations and initiatives. He began his business career as a consultant with McKinsey & Company. Mr. Shah received a J.D. from Harvard Law School and a B.A. from Yale University.
Qualifications, Skills and Experience: We believe that Mr. Shah's extensive senior executive experience, including as Chief Executive Officer and member of the board of directors, leading biotechnology businesses, provides a unique perspective on our strategy, operations, finances and corporate governance. We believe his business acumen is relevant, current and transferable to the challenges of our business and is an asset to our Board.

Kenneth Traub, MBA	Age: 59
	DIRECTOR SINCE:	2021
	BOARD COMMITTEES:	N/A
	KEY SKILLS:	Business Leadership & Operations, Financing & Accounting, Strategy

Mr. Traub joined our Board of Directors in February 2021, and he previously served as a director from June 2020 to October 2020 and from 2012 to 2016. Mr. Traub currently serves as the Managing Member of Delta Value Group, LLC, an investment management firm since September 2019 and as the Managing Member of Delta Value Advisors LLC, a consulting firm, since October 2020. From December 2015 to January 2019, Mr. Traub was a Managing Partner at Raging Capital Management, LLC, an investment management firm. Prior to 2015, Mr. Traub has held senior positions at Ethos Management LLC, JDSU, American Bank Note Holographics, Voxware Inc. and Trans-Resources, Inc. Mr.Traub has served as a director since 2012 and as Chairman of the Board since 2017 of DSP Group, Inc. (NASDAQ: DSPG). Mr. Traub also currently serves as a director of Tidewater, Inc., (NYSE: TDW) since 2018. Mr. Traub previously served on the boards of directors of the following companies over the past five years: AM Castle & Co. (NYSE: CAS) from 2014 to 2016, MRV Communications, Inc. (NASDAQ: MRVC) as Chairman from 2011 to 2017, IDW Media Holdings (OTC: IDWM) from 2015 to 2018, Immersion Corporation, (NASDAQ: IMMR), from 2018 to 2019, Gulfmark, Inc. (NYSE: GLF) from 2017 to 2018 and Intermolecular, Inc. (NASDAQ: IMI) from 2016 to 2019. He also served as the Chairman of the Board of the New Jersey chapter of the Young Presidents Organization and on the board of the New Jersey chapter of the World Presidents Organization. Mr. Traub received a B.A. from Emory College and an M.B.A. from Harvard Business School.
Qualifications, Skills and Experience: We believe that Mr. Traub's deep financial background and expertise in managing and growing companies to maximize stockholder value, as well as his experience and knowledge of the Company provides valuable insight to the Board.

Jane Wasman, JD	ÍIndependent	Age: 64
	DIRECTOR SINCE:	2020
	BOARD COMMITTEES:	Compensation Committee; Nominations and Governance Committee (Chair)
	KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations; International Business; Partnerships & Business Development; Law

Ms. Wasman has served as Director since November 2020. Ms. Wasman was President, International & General Counsel and Corporate Secretary of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company, from 2012 through December 2019, managing its international, legal, quality, intellectual property and compliance functions, after serving in other executive roles at Acorda starting in 2004. Before joining Acorda, Ms. Wasman was employed with Schering-Plough Corporation, a global pharmaceutical company, for over eight years, holding various U.S. and international leadership positions, including Staff Vice President and Associate General Counsel. She currently chairs the board of directors of Sellas Life Sciences (NASDAQ: SLS), is a member of the board of directors of Rigel Pharmaceuticals (NASDAQ: RIGL) and Cytovia Therapeutics, a private biotechnology company. Additionally, Ms. Wasman has been a member of the board of directors and a member of the executive committee of the New York Biotechnology Association since 2007. She is co-founder of the NY Hub of BioDirector, an organization supporting board effectiveness and diversity. Ms. Wasman earned a J.D. from Harvard Law School and her undergraduate degree from Princeton University.
Qualifications, Skills and Experience: Ms. Wasman is a strategic leader with almost 25 years in the biopharma industry, with extensive U.S. and international experience. Her knowledge and expertise in M&A, strategic development, corporate governance, international, litigation, commercial, compliance and government affairs and operational implementation make her an important addition to our Board. Furthermore, we believe that Ms.Wasman, as a woman, enhances gender diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Jack Wyszomierski, MS	ÍIndependent	Age: 65
	DIRECTOR SINCE:	2010
	BOARD COMMITTEES:	Audit Committee; Nominations and Governance Committee
	KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations; Financing & Accounting

Mr. Wyszomierski has served as a Director since June 2010. From 2004 until June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004 Mr. Wyszomierski held positions of increasing responsibility at Schering-Plough Corporation, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Mr. Wyszomierski currently serves on the board of directors of SiteOne Landscape Supply, Inc. (NYSE: SITE) since 2016, Solenis, Inc., since 2014, Xoma Corporation (NASDAQ: XOMA) since 2010 and Exelixis, Inc. (NASDAQ: EXEL) since 2004. Mr. Wyszomierski was also a member of the board of directors at Unigene Laboratories, Inc. (OTC: UGNE). Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.
Qualifications, Skills and Experience: We believe Mr. Wyszomierski’s years of experience as a Chief Financial Officer in the healthcare, life sciences and pharmaceutical industries and service as a director of multiple other public companies, well-qualifies him as a Director and a member of the Company's Audit Committee.

The Board unanimously recommends that stockholders vote FOR the election of each of the nine Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Ms. Kalin, Dr. Kola, Mr. Randall, Mr. Shah, Ms. Wasman and Mr. Wyszomierski. The Board also determined that Dr. Lee E. Babiss, who served as a Director during 2020 until November 12, 2020, was independent under the rules of the NASDAQ. Currently, one member of management who also serves on the Board, Dr. Harrington, is our Executive Vice President and Chief Scientific Officer. Dr. Kagimoto is Chairman, Chief Executive Officer and President of Healios; the Company and Healios are parties to a licensing arrangement pursuant to which Athersys has received, and may continue to receive, significant payments. Dr. Harrington and Dr. Kagimoto are not considered independent under the independence rules of the NASDAQ. Mr. Traub is the Managing Member of Delta Value Advisors LLC, which currently provides consulting services to Healios. At this time, the Board has determined that Mr. Traub is not an independent Director under the NASDAQ rules due to his consulting relationship with Healios.
Our Board’s tenure, diversity and independence provide a balance of new perspectives, innovation and Company-specific knowledge needed to function effectively. Directors having a tenure of less than 5 years represent 56% of the members of the Board. Our Board is 33% diverse by ethnicity and 22% diverse by gender, and 67% of our Directors are independent.
The Board held nine meetings during fiscal year 2020. All of the Directors attended at least 75% of the total meetings held by the Board and by all committees on which they served during fiscal year 2020.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all then-current Directors.
Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. All members of these committees are independent directors. The Board has adopted a written charter for each of these committees. From time to time, the Board also conducts business through other duly appointed committees, such as the Pricing Committee. In February 2021, the Board formed an ad hoc CEO Search Committee to conduct and lead a search for one or more candidates to serve as Chief Executive Officer, and this committee will identify and evaluate the candidates for recommendation to the Board. The charters for the three standing committees, as well as our Directors' Code of Conduct and our Code of Business Conduct and Ethics for Employees and Officers, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

BOARD COMMITTEE COMPOSITION

Director	Audit Committee		Compensation Committee		Nominations & Corporate Governance Committee
Ismail Kola, PhD (Med)❖			✓	❖	✓
John Harrington, PhD
Hardy TS Kagimoto, MD
Katherine Kalin, MBA	✓		✓
Lorin Randall, MBA	✓	❖	✓
Baiju Shah, JD	✓				✓
Kenneth Traub, MBA
Jane Wasman, JD			✓		✓	❖
Jack Wyszomierski, MS	✓				✓
❖ Denotes Chair
Audit Committee
The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of any disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Ms. Kalin, Mr. Randall, Mr. Shah and Mr. Wyszomierski. The Board has determined that each of Mr. Randall and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held five meetings during fiscal year 2020.
Compensation Committee
The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining or recommending executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “Role of the Independent Compensation Consultant” below. During 2020, the members of the Compensation Committee were Dr. Babiss, Dr. Kola, Mr. Randall and Mr.Wyszomierski. The current members of the Compensation Committee are Ms. Kalin, Dr. Kola, Mr. Randall and Ms.Wasman. The Compensation Committee held four meetings during fiscal year 2020.
Nominations and Corporate Governance Committee
The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. Additionally, the Nominations and Corporate Governance Committee will oversee the evolution of the Company’s ESG policies. The current members of the Nominations and Corporate Governance Committee are Dr. Kola, Mr. Shah, Ms. Wasman and Mr. Wyszomierski. The Nominations and Corporate Governance Committee held five meetings during fiscal year 2020.
The Nominations and Corporate Governance Committee identifies individuals qualified to become members of the Board and recommends candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, commercialization, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.
The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:
•the name and address of the stockholder and each Director nominee;
•a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;
•a description of any and all arrangements or understandings between the stockholder and each nominee;
•such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;
•a brief description of the nominee’s qualifications to be a Director; and
•the written consent of the nominee to serve as a Director if so elected.
The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.
The Board’s Role in Risk Oversight
The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Certain Relationships and Related Person Transactions
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•we were, are or are to be a participant;
•the amount involved exceeds $120,000; and
•any of our Directors, executive officers, nominees for Director or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.
To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. Other than our arrangement with Healios as described below, no related person transactions occurred in fiscal 2020 that required a review by the Audit Committee.
Since 2016, we have had a collaboration with Healios to develop and commercialize MultiStem for the treatment of certain indications in Japan pursuant to the terms of a license agreement. In 2018, the collaboration was significantly expanded to include, among other things, an exclusive license to our technology for the development and commercialization of additional indications, for which we received additional license fees. Also in connection with that expansion, Healios purchased 12,000,000 shares of our Common Stock in 2018 for $21.1 million and thereby became an owner of greater than 5% of our outstanding Common Stock. Healios also received a warrant to purchase shares ("Warrant Shares") of Common Stock as part of this transaction, and in March 2020, Healios exercised the warrant in full for 4,000,000 Warrant Shares for which we received proceeds of approximately $7.0 million. We provide manufacturing and related services to Healios under our collaboration agreements, and such services are ongoing. In 2020, we received payments from Healios of approximately $2.3 million, primarily related to product supply revenues under our collaboration agreement.
On February 16, 2021, we, Healios and Dr. Kagimoto entered into the Cooperation Agreement. The Cooperation Agreement provides for the parties’ cooperation on certain commercial matters, including a commitment to work in good faith to finalize negotiations with a spirit of cooperation and transparency as quickly as possible on all aspects of their supply, manufacturing, information provision and regulatory support relationship. The Cooperation Agreement also provides for, among related matters, the dismissal with prejudice of the complaint filed by Dr. Kagimoto against us seeking the inspection of our books and records in the Court of Chancery of Delaware on November 21, 2020 (the “220 Litigation”). Pursuant to the terms of the Cooperation Agreement, the Company agreed to reimburse Healios and Dr. Kagimoto up to 35% of their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Section 220 Litigation, up to a maximum of $500,000 in the aggregate, and $500,000 was paid in April 2021.
Communications with Directors
Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Contact Us page under “Our Company” on our website at www.athersys.com.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2021
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2021. During fiscal year 2020, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views on this matter. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if so desired and will be available to answer appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021 is not binding on the Company.
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021.

Audit Committee Pre-Approval Policy and Principal Accountant Fees and Services

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. Additionally, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner, which occurs every five years. The year ended December 31, 2020 was the final rotation for the lead engagement partner and a new lead engagement partner rotation will begin in 2021.
For the fiscal year ended December 31, 2020, 100% of the services described below were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.
Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q and for services related to registration statements were $904,500 for the fiscal year ended December 31, 2020 and $861,950 for the fiscal year ended December 31, 2019.
Audit-Related Fees. There were no fees paid to Ernst & Young LLP for audit-related services in 2020 or 2019.
Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $41,000 and $60,506 for the fiscal years ended December 31, 2020 and 2019, respectively.
All Other Fees. There were no other fees paid to Ernst & Young LLP in 2020 or 2019.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page under “Corporate Governance” on our website at www.athersys.com.
Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2020. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Audit Committee
Board of Directors

Lorin J. Randall
Katherine Kalin
Baiju R. Shah
Jack L. Wyszomierski

PROPOSAL THREE
APPROVAL OF AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
In April 2021, the Board approved, subject to receiving the approval of the holders of a majority of the outstanding shares of Common Stock, an amendment to our Certificate of Incorporation to increase the total number of shares of authorized Common Stock from 300,000,000 to 600,000,000 shares. As of April 8, 2021, and as further described below, the Company has approximately 53.6 million shares of Common Stock available for issuance, of which 35.0 million shares of Common Stock are reserved for issuance under a shelf registration statement that became effective in June 2020, and 9.9 million shares of Common Stock are reserved for issuance pursuant to our Common Stock Purchase Agreement with Aspire Capital Fund, LLC, referred to as our Equity Purchase Agreement. The proposed amendment is incorporated into “Section 1. Authorization of Shares” of our Certificate of Incorporation, a copy of which is set forth on Appendix A to this proxy statement and marked to show the proposed changes to the existing “Section 1. Authorization of Shares” of the Certificate of Incorporation.
The terms of the newly authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not alter the current number of issued shares. However, when any of the newly authorized shares of Common Stock are issued in a future transaction, it will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock since holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company. Depending upon the circumstances under which newly authorized shares of Common Stock are issued, stockholders may experience a reduction in stockholders’ equity per share and voting power. The relative rights and limitations of the shares of Common Stock will remain unchanged.
Purpose for Increase and Effects of Increase on Authorized Common Stock
The Company currently has 300,000,000 authorized shares of Common Stock. As of April 8, 2021, there were 217,611,507 shares of Common Stock issued and outstanding and 53,591,803 shares of Common Stock available for issuance; and included in the 53,591,803 shares, there are 35,000,000 shares of Common Stock registered and available for issuance under our shelf registration statement and 9,850,000 shares of Common Stock registered under a resale shelf registration statement and reserved for issuance under our Equity Purchase Agreement. We do not expect the number of shares of Common Stock outstanding to be materially different on the Record Date. The Company had the following reserved shares of Common Stock as of March 31, 2021 in connection with its stock-based compensation plans: outstanding stock-based awards to acquire 21,788,078 shares of Common Stock and 7,008,612 shares of Common Stock available for new awards. Based on the number of outstanding and reserved shares of Common Stock, the Company has 8,741,803 shares of Common stock available for issuance.
The increase in our total authorized stock will provide us with greater flexibility with respect to our capital acquisition strategies, including potential equity financings, stock-based collaborative transactions and employee stock-based awards as we advance toward potential commercialization of our product candidates.
The increase in the number of authorized but unissued shares of Common Stock will enable the Company to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs, inducement awards for key hires, and other corporate purposes without requiring further stockholder approval. Having a substantial number of authorized but unissued shares of Common Stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a meeting of stockholders or obtaining the written consent of stockholders for the purpose of approving an increase in our capitalization. It is not the present intention of our Board to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the amendment unless otherwise required by law or regulation.
While the Board may entertain and seek future financing and collaborative opportunities, there are no definitive transactions contemplated at this time, and the amendment to our Certificate of Incorporation was not proposed with the intent that additional shares be utilized in any specific financing transaction, business development collaboration, or business or asset acquisition.

The increase in the authorized number of shares of Common Stock could have other effects on the stockholders, depending upon the nature and circumstances of any future issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.
Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.
Required Vote
The approval of this Proposal Three requires the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote on such proposal at the Annual Meeting. Abstentions will have the effect of votes “against” the proposal.
The Board unanimously recommends that you vote FOR Proposal Three to approve the amendment to the Company’s Certificate of Incorporation to increase the number of shares of authorized Common Stock.

PROPOSAL FOUR
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In this Proposal Four, as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (nonbinding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Executive Compensation - Compensation Discussion and Analysis” and in the related tabular and narrative disclosure below, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (nonbinding) vote is currently conducted every year. We expect to hold our next advisory vote at our 2022 annual meeting of stockholders.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this proxy statement.”
Required Vote
The approval of this Proposal Four requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company's bylaws, abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends that you vote FOR Proposal Four, the approval, on an advisory basis, of named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation was awarded to and earned by our named executive officers for 2020, which were Dr. Gil Van Bokkelen, our former Chief Executive Officer, Mr. William (BJ) Lehmann, Jr., currently our Interim Chief Executive Officer in 2021, and our President and Chief Operating Officer in 2020, Dr. John Harrington, Executive Vice President and Chief Scientific Officer, Mr. Ivor Macleod, Chief Financial Officer, and Ms. Laura Campbell, Senior Vice President of Finance, and places in perspective the data presented in the compensation tables and narratives that follow.
As of January 1, 2020, Ms. Campbell was serving as our Senior Vice President of Finance, principal accounting officer and principal financial officer. On January 31, 2020, Mr. Macleod joined the Company as our Chief Financial Officer. Ms. Campbell continued to serve as our principal financial officer until we filed our annual report on Form 10-K for the year ended December 31, 2019, at which point Mr. Macleod became our principal financial officer, and Ms. Campbell continued to serve as principal accounting officer. In February 2021, Dr. Van Bokkelen resigned as Chairman and Chief Executive Officer and Mr. Lehmann was appointed as our Interim Chief Executive Officer. Also in February 2021, the Board formed a CEO Search Committee to conduct and lead a search for one or more candidates to serve as Chief Executive Officer, and this committee will identify and evaluate the candidates for recommendation to the Board.
We are a biotechnology company that is focused primarily in the field of regenerative medicine. We are committed to the discovery and development of best-in-class therapies designed to extend and enhance the quality of human life and have established a portfolio of therapeutic product development programs to address significant unmet medical needs in multiple disease areas. Our MultiStem cell therapy, a patented and proprietary allogeneic stem cell product candidate, is our lead platform product in late-stage clinical development. Our most advanced therapeutic program is focused on the treatment of ischemic stroke, which is currently being evaluated in a potential registrational trial in Japan, and a pivotal Phase 3 clinical trial ongoing in North America under a Special Protocol Assessment, or SPA, and planned for Europe and a few other markets. All of our current clinical development programs are focused on treating critical care and other conditions where current standard of care is limited or inadequate for many patients. These represent major areas of clinical need, as well as substantial commercial opportunities.
We did not make any adjustments to any of our compensation programs as a result of the COVID-19 pandemic and did not require any work stoppages. Beginning in March 2020, we took reasonable and practical steps to comply with government policies and recommendations regarding COVID-19 and to ensure a safe working environment for our employees. The steps taken include: mandatory face coverings at all locations, remote working arrangements for those employees with job responsibilities that can be performed offsite, limiting in-person meetings and travel, and providing technical capabilities for virtual meetings. During this time and currently ongoing, we are utilizing technology for virtual employee communications, scheduled team meetings and monthly corporate meetings to ensure our employees remain engaged and connected to each other.
As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships, operational capabilities and other financial transactions that add to our capital resources or create value for our stockholders.
The following are key highlights of our 2020 compensation and benefit determinations:
•modestly increased the base salaries of our named executive officers;
•appointed Mr. Macleod as our Chief Financial Officer, effective January 31, 2020;
•paid below-target incentive compensation to our named executive officers;
•amended our stock options to recognize significant tenure in employees’ post-employment exercise periods; and
•granted stock options and restricted stock unit, or RSU, awards to our named executive officers under our annual equity compensation program.
The following discussion and analysis of our named executive officer compensation and benefit programs for 2020 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-

looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2021 and beyond may differ materially from our recent past.
Compensation Objectives and Philosophy
Our executive compensation programs are designed to:
•recruit, retain and motivate executives and employees that can help us achieve our core business goals;
•provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;
•facilitate stock ownership and retention by our executives; and
•promote alignment between executives and the long-term interests of stockholders.
The Compensation Committee seeks to achieve these objectives by:
•establishing a compensation program that is market competitive and internally fair;
•linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation, the value of which is substantially tied to the achievement of our corporate goals; and
•when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.
At the 2020 Annual Meeting of Stockholders, over 85% of the votes cast on our advisory vote to approve named executive officer compensation were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs. Accordingly, we did not make any changes to our executive compensation decisions or policies as a direct result of the 2020 stockholder vote.
Components of Compensation
Our executive compensation program includes the following primary elements:
•base salary;
•cash incentive compensation;
•long-term equity incentive plan awards; and
•retirement and health and other insurance benefits.
Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.
Role of the Chief Executive Officer
Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with recommendations regarding executive compensation. For 2020, the Compensation Committee considered recommendations from our former Chief Executive Officer regarding the compensation for and performance of our executive officers (other than himself) in relation to Company-specific corporate goals that were established by the Compensation Committee. The achievement of corporate goals impacted potential cash incentive compensation payments and, to a lesser extent, salary increases. The Compensation Committee considered the recommendations made by our former Chief Executive Officer because of his knowledge of both the business and the performance of the other executive officers. The Compensation Committee was not bound by the input it received from our former Chief Executive Officer. Instead, the Compensation Committee exercised independent discretion when making the executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2020 compensation of our named executive officers below under “Elements of Executive Compensation.”

Role of the Independent Compensation Consultant
From time to time, the Compensation Committee has directly engaged and retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2020, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the compensation arrangements for the named executive officers and the Board of Directors, as well as in the preparation and analysis of comparative compensation data.
The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2020, the Compensation Committee considered and assessed Arnosti's independence, plus all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.
Elements of Executive Compensation
In General. The executive team’s performance for overall compensation evaluation purposes is measured effectively on a "look back" basis considering predefined corporate goals and objectives, which include metrics of key programmatic achievements (for example, clinical, regulatory, manufacturing, process development and core capability advancement), business development objectives, and operational and financial performance (for example, capital acquisition and management), among others. Each executive’s performance is evaluated based on the Company’s performance as a whole, which evaluation is then combined with an evaluation of individual performance against goals and objectives relevant to his or her area of responsibility.
In general, we use comparative pay data as a market check on our proposed compensation decisions, but do not mandate target ranges for our named executive officers' salaries (or any other compensation elements) as compared to peers. The reason for this is because we recognize that over-reliance on external comparisons can be of concern. As a result, we use external comparisons as a point of reference in our compensation-setting process, and we are mindful of the value and limitations of comparative data.
Our peer group consists of twenty-one companies with a similar stage of development. These companies are Abeona Therapeutics, Inc., Agenus, Inc., Akebia Therapeutics, Inc., Anaptysbio Inc., Ardelyx, Inc., AVEO Pharmaceuticals, Inc., Calithera Biosciences, Inc., Chimerix Inc., Concert Pharmaceuticals, Inc., Corbus Pharmaceuticals Holdings Inc., Cytokinetics, Inc., Epyzime, Inc., Five Prime Therapeutics, Inc., Geron Corp, Idera Pharmaceuticals, Inc., Immune Design Corp., Infinity Pharmaceuticals, Inc., MacroGenics, Inc., Syndax Pharmaceuticals, Inc.,Verastem Inc. and Ziopharm Oncology, Inc.
The changes to our peer group from 2019 consist of the following: we added Anaptysbio Inc. and Corbus Pharmaceuticals Holdings Inc; and we removed ChemoCentryx Inc., Inovio Pharmaceuticals, and TG Therapeutics Inc. These changes were based upon a revised analysis prepared by our compensation consultant, and we believe that the revised peer group better reflects companies in our industry at a similar stage of development.
2020 Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into consideration competitive market compensation paid by other companies for similar positions and peer group pay information, as described above. Base salaries are generally reviewed annually, with adjustments based specifically on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.
For 2020, the Compensation Committee approved an increase in base salary of 2.10% as compared to 2019 for our former Chief Executive Officer, an adjustment that was based on both performance and consideration of comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee approved increases for each of the other named executive officers’ salary for 2020 as compared to 2019 based primarily on Company performance for the year ended December 31, 2019. The increases were as follows: Mr. Lehmann – 2.10%; Dr. Harrington – 2.10%; and Ms. Campbell – 2.10%.

The salary information for our named executive officers is summarized below:

	2019 Salary ($)	2020 Salary ($)	2019 to 2020 % Increase
Dr. Van Bokkelen	567,875	579,800	2.10%
Mr. Lehmann	435,450	444,594	2.10%
Dr. Harrington	433,135	442,231	2.10%
Mr. Macleod	—	410,000	—%
Ms. Campbell	299,000	305,279	2.10%
2020 Cash Incentive Compensation. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related cash compensation. We utilize annual incentive compensation to reward officers and other employees for achieving, on a discretionary "look back" basis, corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, manufacturing and process development activities, establishment and maintenance of key strategic relationships, and financial factors, including raising capital and cash management. As described above, target bonuses are generally compared to our peer companies for overall reasonableness.
The Compensation Committee approved a cash incentive compensation program for the year ended December 31, 2020 for our named executive officers. Under the 2020 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s base salary rate during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth in the following table. The weighting on corporate versus individual/functional performance is related to the relative impact on overall corporate goals and the emphasis and incentives toward departmental performance.

		Weighted On
	Target Amount (as a percentage of 2020 base salary rate)	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	—%
Mr. Lehmann	45%	80%	20%
Dr. Harrington	45%	80%	20%
Mr. Macleod	40%	80%	20%
Ms. Campbell	35%	60%	40%
The evaluation of goal achievement is at the discretion of the Compensation Committee or the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The material 2020 corporate goals consisted of program and collaboration goals, including new business development, advancement of MultiStem clinical development, advancement of manufacturing process development, and cash management objectives. Individual/functional goals were based on the named executive officer's scope of responsibility and are closely related to the corporate goals. Attainment of individual/functional goals was evaluated as part of the annual performance appraisal process.
We do not disclose the specific corporate or individual/functional goals for our 2020 incentive compensation program. While the overall amount of incentive compensation is linked to predetermined metrics, the Compensation Committee or the Board has the discretion to adjust any amount ultimately paid under our annual incentive program after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We also do not have a formally adopted plan document for the 2020 incentive program, although the Compensation Committee approved the specific corporate goals, target compensation levels and weightings between corporate and functional performance. As a result, we view any payments under our annual cash incentive program as discretionary bonuses as opposed to typical non-equity incentive plan compensation.
As demonstrated in the following table, the Compensation Committee agreed that each of the named executive officers would be entitled to a payment under the 2020 incentive program as a result of individual performance and the achievement of operational and strategic goals in 2020, as described above. The resulting payments of incentive compensation based on a percentage of such officers' 2020 base salaries were as follows:

	Target Amount (as a percentage of 2020 base salary rate)	Actual Amount (as a percentage of 2020 base salary rate)	Cash Incentive Compensation Paid ($)
Dr. Van Bokkelen	60%	19%	$107,843
Mr. Lehmann	45%	16%	$69,623
Dr. Harrington	45%	16%	$69,253
Mr. Macleod	40%	15%	$60,352
Ms. Campbell	35%	14%	$41,243
2019 Long-Term Incentive Program. Our equity compensation plan authorizes us to grant, among other types of awards, options, restricted stock and RSUs to our employees, Directors and consultants. We believe that we encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe motivates our named executive officers to create and enhance stockholder value.
The following table reflects the number of shares of Athersys Common Stock owned by our named executive officers as of December 31, 2020:

Shares of Common Stock Owned
Dr. Van Bokkelen	1,260,897
Mr. Lehmann	223,413
Dr. Harrington	513,134
Mr. Macleod	—
Ms. Campbell	273,210
In 2020, we awarded RSUs and stock options to our employees, including the named executive officers. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:
•equity-based awards align the interests of our executives with those of our stockholders, support a Pay For Performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;
•equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;
•equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and
•the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.
In 2020, we granted, in the aggregate, options to purchase 1,923,000 shares of our Common Stock and 587,999 RSUs to our named executive officers. Equity awards are tied to factors such as performance, peer and market analysis and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation; with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data as described above, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Annual equity-based awards are compared to our peer companies for reasonableness. Equity-based awards are granted from time to time by the Compensation Committee or the Board of Directors, with input from independent compensation consultants, as appropriate. Typically, our awards vest quarterly over a four-year period.
In June 2020, we modified our stock option awards for the then-current employees and directors by providing an extension to the period of time during which vested stock options can be exercised, first, for employees, following an employee’s voluntary termination of employment or the involuntary termination of the employee’s employment by the

Company without cause, and second, for directors, following a director’s death or voluntary termination of service with the Company, in each case following significant tenure with the Company. Upon modification, based on tenure, employees have post-employment exercise periods from three months up to a maximum of three years, and directors have post-employment exercise periods from eighteen months up to thirty months maximum. The modification was applied to all nonqualified stock option awards outstanding on the modification date of June 3, 2020 and to those incentive stock options held by individuals who accepted the modification, which occurred over the period of June 8, 2020 through June 18, 2020. Also, the modified terms were incorporated into the forms of awards for future nonqualified stock option and incentive stock option grants subsequent to the modification date. The modification event is referred to further herein as the June 2020 Option Modification.
The stock option and RSU awards set forth in the table below for Dr. Van Bokkelen, Mr. Lehmann, Dr. Harrington and Ms. Campbell were granted in June 2020 as part of our program for annual equity-based awards, and such awards vest quarterly over a four-year period. Mr. Macleod was granted his stock option award on January 31, 2020 as an inducement to his acceptance of employment with the Company, and as an inducement award, the stock option was not granted under our 2019 long-term incentive plan. Mr. Macleod’s inducement award generally vests with respect to 25% of the stock options on the first anniversary of the grant date, and with respect to the remainder of the award in equal quarterly installments during the three years following such anniversary.

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	525,000	233,333
Mr. Lehmann	300,000	133,333
Dr. Harrington	300,000	133,333
Mr. Macleod	600,000	—
Ms. Campbell	198,000	88,000
2020 Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan, which includes a Company contribution. The named executive officers and other employees have the ability to participate in these benefits at generally the same levels. We make employer contributions to our 401(k) retirement plan based on a defined formula. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.
During 2020, Dr. Van Bokkelen, Mr. Lehmann, Dr. Harrington, Mr. Macleod and Ms. Campbell also received Company-paid premiums for life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Mr. Lehmann and Dr. Harrington; and $1.0 million for Mr. Macleod and Ms. Campbell. These additional life insurance policies were provided to these officers due to their extensive travel requirements and/or contributions to the Company.
Relocation-Related Benefits. Pursuant to Mr. Macleod’s employment agreement, we agreed to reimburse him for all relocation-related expenses incurred by him in connection with his relocation to the Cleveland, Ohio area (up to $50,000) if he relocated by September 30, 2020. We also agreed to reimburse him for reasonable expenses relating to his commute to the Cleveland, Ohio area (including airfare, hotel and/or housing in the Cleveland, Ohio area and local transportation) that were incurred prior to July 31, 2020, up to an aggregate maximum amount of $50,000. Actual amounts paid to Mr. Macleod under these arrangements are included below in the 2020 Summary Compensation Table.
Severance Arrangements
See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers, as well as the severance compensation and benefits actually provided to Dr. Van Bokkelen in connection with his separation in February 2021. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements
We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. In 2020, we entered into such an employment agreement with Mr. Macleod in connection with his appointment as our Chief Financial Officer, which employment agreement governs certain of the terms of his 2020 compensation. For more details of our employment agreements and arrangements effective in 2020 with our named executive officers, see the disclosure titled “Employment Agreements and Arrangements" under "Grants of Plan-Based Awards for 2020.”
Clawback Policy
Effective in April 2021, our Board of Directors adopted a clawback policy that permits us to recoup incentive compensation paid to our current or former “officers” (for purposes of Section 16 of the Exchange Act) in certain circumstances. Under this policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, the Board may reasonably, and in good faith, determine that any culpable individual who received incentive-based compensation will be subject to reasonable efforts to recover all excessive incentive-based compensation. The Board of Directors may also direct Athersys to use prompt and reasonable efforts to equitably adjust the amount of unpaid but notionally earned performance-based awards (plus any amount attributable to such awards). This policy allows for recovery for up to three fiscal years prior to (and including) the year in which the Board of Directors determines a triggering event has occurred. Recovery under the clawback policy is in addition to (but not duplicative of) any recoupment required or permitted by law, including The Sarbanes-Oxley Act of 2002.
General Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain current and former executive officers of such corporation such that only the first $1.0 million payable to each such executive is deductible by the Company in any taxable year. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2020 Summary Compensation Table
The following table and narrative set forth certain information with respect to the compensation for the fiscal years ended December 31, 2020, 2019 and 2018 of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total (3) ($)
Gil Van Bokkelen, Former Chief Executive Officer (4)	2020	579,800	107,843	669,666	1,474,947	33,695	2,865,951
	2019	567,875	—	404,562	590,216	34,000	1,596,653
	2018	550,000	267,300	340,956	522,446	20,920	1,701,622
William (BJ) Lehmann, Interim Chief Executive Officer, President and Chief Operating Officer	2020	444,594	69,623	382,666	745,110	19,385	1,661,378
	2019	435,450	—	202,294	295,116	16,500	949,360
	2018	421,750	142,000	223,146	342,936	9,823	1,139,655
John Harrington, Chief Scientific Officer and Executive Vice President (4)	2020	442,231	69,253	382,666	891,989	23,373	1,809,512
	2019	433,135	—	202,294	295,116	20,700	951,245
	2018	419,500	141,200	218,295	335,475	13,325	1,127,795
Ivor Macleod, Chief Financial Officer	2020	377,410	60,352	—	520,800	115,108	1,073,670
Laura Campbell, Senior Vice President of Finance	2020	305,279	41,243	252,560	636,282	24,837	1,260,201
	2019	299,000	—	134,862	196,755	22,670	653,287
	2018	287,500	81,100	116,424	178,920	13,709	677,653

(1)The dollar amounts for stock awards and option awards represent a valuation of the award on the grant date that vests over time and do not represent cash proceeds. The grant date fair values of RSUs and stock option awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note B to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020. Included in this amount for 2020 was the incremental fair value to the applicable employee on the modification date for modified awards that were included in the June 2020 Option Modification. This incremental fair value in 2020 was $532,572 for Dr. Van Bokkelen, $206,610 for Mr. Lehmann, $353,489 for Dr. Harrington and $280,872 for Ms. Campbell. There was no incremental fair value associated with Mr. Macleod’s modification.
(2)“All Other Compensation” includes payments for 401(k) matching contributions from the Company, premiums for additional life insurance policies, contributions to health savings accounts (if applicable) and premiums for long-term disability plans for each named executive officer. Amounts other than perquisites and personal benefits over $10,000 include 401(k) matching contributions for Dr. Van Bokkelen, Dr. Harrington, Mr. Macleod and Ms. Campbell in the amounts of $12,200, $11,600, $12,200 and $12,198, respectively. For Mr. Macleod, this column also includes (a) $45,567 in reimbursements to Mr. Macleod for expenses related to his commute to the Cleveland, Ohio area (including airfare, hotel and housing, and local transportation), and (b) $50,000 in reimbursements for relocation-related expenses incurred by Mr. Macleod in connection with his relocation to the Cleveland, Ohio area.
(3)The cash payments (salary and bonus) in the above table represent less than half of the 2020 "Total" compensation column (range is 24% to 41%), with the bulk of the remainder being the value ascribed to equity-based compensation. We believe that the equity-based compensation we provide to our named executive officers helps align their interests with the interests of our stockholders.
(4)Dr. Van Bokkelen and Dr. Harrington also served as our Directors for 2020, 2019 and 2018 and did not receive any compensation for service as Directors.

Grants of Plan-Based Awards for 2020
The following table sets forth plan-based equity awards granted to our named executive officers during 2020 under our equity compensation plans.

Name	Grant Date	Board Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 18, 2020 (1)	June 18, 2020	233,333	—	—	669,666
	June 18, 2020 (2)	June 18, 2020	—	525,000	2.87	942,375
	June 3, 2020 (5)	June 3, 2020	—	(5)	(5)	532,572
William (BJ) Lehmann	June 18, 2020 (1)	June 18, 2020	133,333	—	—	382,666
	June 18, 2020 (2)	June 18, 2020	—	300,000	2.87	538,500
	June 3 - June 8, 2020 (5)	June 3, 2020	—	(5)	(5)	206,610
John Harrington	June 18, 2020 (1)	June 18, 2020	133,333	—	—	382,666
	June 18, 2020 (2)	June 18, 2020	—	300,000	2.87	538,500
	June 3 - June 11, 2020 (5)	June 3, 2020	—	(5)	(5)	353,489
Ivor Macleod	January 31, 2020 (4)	January 16, 2020	—	600,000	1.36	520,800
Laura Campbell	June 18, 2020 (1)	June 18, 2020	88,000	—	—	252,560
	June 18, 2020 (2)	June 18, 2020	—	198,000	2.87	355,410
	June 3 - June 8, 2020 (5)	June 3, 2020	—	(5)	(5)	280,872

(1)Restricted stock units granted under our 2019 Plan.
(2)Options granted under our 2019 Plan.
(3)The amounts in this column represent the grant date fair value of the RSUs and stock option awards calculated in accordance with ASC 718.
(4)Inducement stock option award granted upon Mr. Macleod’s commencement of employment with the Company. This award was granted pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules as an inducement material to Mr. Macleod’s acceptance of employment with the Company, rather than under the 2019 Plan.
(5)Reflects the amount in 2020 of the incremental fair value to the applicable employee on the modification date for modified awards that were included in the June 2020 Option Modification. There was no incremental fair value associated with Mr. Macleod’s modification.
Employment Agreements and Arrangements
Dr. Gil Van Bokkelen. In 1998, we entered into a one-year employment agreement with Dr. Gil Van Bokkelen to serve as President and Chief Executive Officer. The agreement automatically renewed for subsequent one-year terms on April 1 of each year unless either party gave notice of termination at least thirty days before the end of any term, and terminated in February 2021 upon Dr. Van Bokkelen’s resignation. Under the terms of the agreement, Dr. Van Bokkelen was entitled to a base salary and an annual discretionary incentive compensation payment. His base salary for 2020 was $579,800 and his target annual incentive compensation payment was 60% of his base salary. Dr. Van Bokkelen was also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million, which during 2020 was $2.0 million. Dr. Van Bokkelen also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us. In connection with Dr. Van Bokkelen’s departure from the Company in February 2021, we entered into a separation letter with Dr. Van Bokkelen memorializing his actual severance compensation and benefits, which separation letter is also described below under “Potential Payments Upon Termination or Change of Control.”

William (BJ) Lehmann, Jr. In 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2014 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann is entitled to a base salary and is eligible to receive a discretionary incentive compensation payment. His base salary is $444,594 for 2020 and his target discretionary annual incentive compensation payment for 2020 is 45% of his base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 12 months thereafter, he is restricted from, among other things, competing with us.
On February 26, 2021, Mr. Lehmann entered into a retention agreement (“Retention Agreement”) to serve as Interim Chief Executive Officer (“Interim CEO”) of the Company. The Retention Agreement provides for a cash retention award and a stock option award, with vesting in each case generally tied to a continued service requirement. Also, the Retention Agreement provides that he will receive a supplemental base salary of $10,000 per month while serving as Interim CEO and his target discretionary annual incentive will increase to 60% of the actual base salary he earns during 2021. Mr. Lehmann was awarded a retention bonus opportunity (“Retention Bonus”) in the amount of $286,743 and a special stock option grant on March 1, 2021, with respect to 500,000 shares of Common stock of the Company. The Retention Bonus and one third of the stock options will generally vest on May 1, 2022 and the remaining stock options will generally vest on May 1, 2023, subject to his continued employment with the Company (and subject to earlier vesting on a termination of employment without “cause”).
Dr. John J. Harrington. In 1998, we entered into a one-year employment agreement with Dr. John J. Harrington to serve as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington is entitled to a base salary and a discretionary incentive compensation payment. His base salary for 2020 is $442,231 and his target discretionary annual incentive compensation payment is 45% of his base salary. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million which is currently $2.0 million. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.
On February 26, 2021, Dr. Harrington entered into a Retention Agreement. The Retention Agreement provides for a cash retention award and a stock option award, with vesting in each case generally tied to a continued service requirement. Dr. Harrington was awarded a Retention Bonus in the amount of $503,287 and on March 1, 2021 he was awarded a special stock option grant with respect to 750,000 shares of Common Stock of the Company. The Retention Bonus will generally, vest in five installments with $50,000 vesting on March 28, 2021, $45,329 vesting on September 1, 2021 and January 1, 2022, $135,986 vesting on May 1, 2022 and $226,643 vesting on July 1, 2023, subject to his continued employment (and subject to earlier vesting on a termination of employment without “cause”). One-third of the stock options will generally vest on May 1, 2022 and the remaining stock options will generally vest on May 1, 2023, subject to his continued employment with the Company (and subject to earlier vesting on a termination of employment without “cause”).
Ivor Macleod. In 2020, we entered into a one-year employment agreement with Mr. Macleod to serve as Chief Financial Officer. The agreement automatically renews for subsequent one-year terms on January 31 of each year unless either party gives notice of termination at least thirty days before the end of any terms. Under the terms of the agreement, Mr. Macleod is entitled to a base salary and is eligible to receive a discretionary incentive compensation payment beginning in 2020 and equity awards under the Company’s equity compensation plans beginning in 2021. His base salary is $410,000 for 2020 and his target annual incentive compensation payment for 2020 is 40% of his base salary. Mr. Macleod is also entitled to life insurance coverage for the benefit of his family in the amount of $1.0 million. Mr. Macleod received a one-time grant of a stock option to purchase 600,000 shares of the Company’s Common Stock on January 31, 2020 in connection with the commencement of his employment as Chief Financial Officer. Such stock option is generally subject to periodic vesting and continued employment, with 150,000 shares becoming exercisable on the first anniversary of the grant date, and the remainder becoming exercisable quarterly in equal installments over the remaining three years. We also agreed to reimburse him for all relocation-related expenses incurred by him in connection with his relocation to the Cleveland, Ohio area (up to $50,000) if he relocated by September 30, 2020. Further, we agreed to reimburse him for reasonable expenses relating to his commute to the Cleveland, Ohio area (including airfare, hotel and/or housing in the Cleveland, Ohio area and local transportation) that were incurred prior to July 31, 2020, up to an aggregate maximum amount of $50,000. Actual amounts paid to Mr. Macleod under these reimbursement arrangements are disclosed above in the 2020 Summary Compensation Table. For more information about severance arrangements under the agreement, see the disclosure under “Potential

Payments Upon Termination or Change of Control.” Mr. Macleod is also has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 12 months thereafter, he is restricted from, among other things, competing with us.
On February 26, 2021, Mr. Macleod entered into a Retention Agreement. The Retention Agreement provides for a cash retention award and a stock option award, with vesting in each case generally tied to a continued service requirement. He was awarded a Retention Bonus in the amount of $211,150 and on March 1, 2021 he was awarded a special stock option grant with respect to 250,000 shares of Common Stock of the Company. The Retention Bonus and one third of the stock options will generally vest on May 1, 2022 and the remaining stock options will generally vest on May 1, 2023, subject to his continued employment with the Company (and subject to earlier vesting in the case of a termination of employment without “cause”).
Laura K. Campbell. In 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell is entitled to a base salary and is eligible to receive a discretionary incentive compensation payment. Her base salary is $305,279 for 2020 and her target annual incentive compensation payment for 2020 is 35% of her base salary. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”
On February 26, 2021, Ms. Campbell entered into a Retention Agreement. The Retention Agreement provides for a cash retention award and a stock option award, with vesting in each case generally tied to a continued service requirement. She was awarded a Retention Bonus in the amount of $156,456 and on March 1, 2021 she was awarded a special stock option grant with respect to 100,000 shares of Common Stock of the Company. The Retention Bonus and one-third of the stock options will generally vest on May 1, 2022 and the remaining stock options will generally vest on May 1, 2023, subject to her continued employment with the Company (and subject to earlier vesting in the case of a termination of employment without “cause”).
Equity Compensation Plans
We have an incentive plan (the “2019 Plan”) that authorized an aggregate initial pool of approximately 18,500,000 shares of Common Stock for awards to employees, directors and consultants, of which 9,066,432 shares remained available for future issuance at December 31, 2020. The equity incentive plan authorizes the issuance of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units, and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee or the Board. Typically, our new hire and annual awards to employees vest over a four-year period.
401(k) Plan
We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $19,500 in 2020 plus $6,500 for participants age 50 or older, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board. We made matching contributions to the 401(k) plan during fiscal 2020 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $468,000 in 2020. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gil Van Bokkelen (8)	65,625	459,375	2.87	June 18, 2030	(1)	28,126	(3)	49,221	(7)
	220,230	367,050	1.55	June 12, 2029	(1)	24,600	(4)	43,050	(7)
	292,000	58,400	2.31	June 18, 2028	(1)	163,130	(5)	285,478	(7)
	437,500	62,500	1.46	June 7, 2027	(1)	204,167	(6)	357,292	(7)
	500,000	—	2.19	June 20, 2026	(1)	—		—
	180,752	—	1.28	June 24, 2025	(1)	—		—
	207,680	—	1.65	June 17, 2024	(1)	—		—
	185,000	—	1.71	June 18, 2023	(1)	—		—
William (BJ) Lehmann	37,500	262,500	2.87	June 18, 2030	(1)	19,350	(3)	33,863	(7)
	110,118	183,530	1.55	June 12, 2029	(1)	16,100	(4)	28,175	(7)
	191,670	38,334	2.31	June 18, 2028	(1)	81,570	(5)	142,748	(7)
	316,050	45,150	1.46	June 7, 2027	(1)	116,667	(6)	204,167	(7)
	361,200	—	2.19	June 20, 2026	(1)	—		—
	117,680	—	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	115,000	—	1.71	June 18, 2023	(1)	—		—
John Harrington	37,500	262,500	2.87	June 18, 2030	(1)	18,674	(3)	32,680	(7)
	110,118	183,530	1.55	June 12, 2029	(1)	15,750	(4)	27,563	(7)
	187,500	37,500	2.31	June 18, 2028	(1)	81,570	(5)	142,748	(7)
	305,032	43,576	1.46	June 7, 2027	(1)	116,667	(6)	204,167	(7)
	348,608	—	2.19	June 20, 2026	(1)	—		—
	117,680	—	1.28	June 24, 2025	(1)	—		—
	121,152	—	1.65	June 17, 2024	(1)	—		—
	100,000	—	1.71	June 18, 2023	(1)	—		—
Ivor Macleod	—	600,000	1.36	January 31, 2030	(2)	—		—
Laura Campbell	24,750	173,250	2.87	June 18, 2030	(1)	10,250	(3)	17,938	(7)
	73,416	122,360	1.55	June 12, 2029	(1)	8,400	(4)	14,700	(7)
	100,000	20,000	2.31	June 18, 2028	(1)	54,380	(5)	95,165	(7)
	169,750	24,250	1.46	June 7, 2027	(1)	77,000	(6)	134,750	(7)
	158,208	—	2.19	June 20, 2026	(1)	—		—
	50,000	—	1.84	March 7, 2026	(1)	—		—
	100,384	—	1.28	June 24, 2025	(1)	—		—
	103,840	—	1.65	June 17, 2024	(1)	—		—
	60,000	—	1.71	June 18, 2023	(1)	—		—

(1)Options have a ten-year term and generally vest ratably over four years following the grant date (which grant date is 10 years prior to the applicable expiration date provided in the table) on a quarterly basis, except for awards granted in 2018 which generally vest ratably over three years following the grant date on a quarterly basis.
(2)Inducement award has a ten-year term, and options with respect to 150,000 shares vested on January 31, 2021 and the remainder of the option vests quarterly over the following three years in equal installments.
(3)The stock awards reflected in this column consist of RSUs granted on June 7, 2017, which generally vest over four years on a quarterly basis.
(4)The stock awards reflected in this column consist of RSUs granted on June 18, 2018, which generally vest over three years on a quarterly basis.
(5)The stock awards reflected in this column consist of RSUs granted on June 12, 2019, which generally vest over four years on a quarterly basis.
(6)The stock awards reflected in this column consist of RSUs granted on June 18, 2020, which generally vest over four years on a quarterly basis.
(7)Value is based on the closing price of our Common Stock of $1.75 on December 31, 2020, as reported on NASDAQ.
(8)Upon resignation, Dr. Van Bokkelen entered into a separation agreement, which provided for accelerated vesting of his outstanding RSUs and stock options, with stock options remaining exercisable until the earlier of the third anniversary of termination of employment or the expiration of the original term of the stock option.

2020 Option Exercises and Stock Vested
The following table provides information on all option awards exercised and stock awards vested and the value realized upon exercise or vesting, as applicable, by the named executive officers during fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Gil Van Bokkelen	227,996	480,978
William (BJ) Lehmann	139,544	294,679
John Harrington	136,816	288,862
Ivor Macleod	—	—
Laura Campbell	78,526	165,463

(1)The value realized upon vesting of these RSUs is the product of multiplying the number of shares of Common Stock vested by the market value of the underlying shares on the vesting date. It does not represent cash proceeds to the employee.

Potential Payments Upon Termination or Change in Control
Under their employment agreements and outstanding equity awards, the named executive officers may be entitled to certain potential payments or benefits upon termination of employment. In the event that a named executive officer’s employment is terminated without cause or the executive officer terminates employment for good reason, in each case as defined in the applicable arrangements, we would be obligated to continue to pay their full base salary for a defined period, subject to mitigation related to other employment and subject to compliance with applicable restrictive covenant agreements (and for Mr. Macleod, subject to the execution of a customary release of claims). As of December 31, 2020, the defined payment period was eighteen months for Dr. Van Bokkelen and Dr. Harrington, twelve months for Mr. Lehmann, and six months for both Mr. Macleod and Ms. Campbell. We would also have been obligated to continue the participation of Dr.Van Bokkelen or Dr. Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.
A “change in control” is defined in each of the applicable agreements. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options and unvested RSUs become immediately vested and exercisable. Unvested RSUs also vest in the event of a termination without cause. As of December 31, 2020, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2020 Fiscal Year-End table above.
In the event that an executive officer’s employment is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer (other than with respect to equity award vesting as described above). In the event that an executive officer is unable to perform duties as a result of a disability, in addition to the equity award vesting described above, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.
The table below reflects the amount of compensation payable to each named executive officer in the event of a change in control and/or termination of such executive’s employment in the circumstances described, pursuant to such executive’s employment agreement and the terms of outstanding equity awards. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2020 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon such a termination of employment or change in control. We also provide information following the table regarding the actual separation benefits that Dr. Van Bokkelen received in connection with his departure from the Company in February 2021.

	Executive Benefit and Payments	Termination Without Cause or Voluntary For Good Reason ($)	Death/Disability ($)		Change In Control ($)
Gil Van Bokkelen	Cash Severance Payment	869,700	579,800	(C)	—
	Continuation of Benefits	78,773	52,515	(C)	—
	Accelerated Vesting of Options (A)	—	91,535		91,535
	Accelerated Vesting of RSUs (B)	735,041	735,041		735,041
	Total	1,683,514	1,458,891		826,576
William (BJ) Lehmann	Cash Severance Payment	444,594	444,594	(C)	—
	Continuation of Benefits	—	44,205	(C)	—
	Accelerated Vesting of Options (A)	—	49,800		49,800
	Accelerated Vesting of RSUs (B)	408,953	408,953		408,953
	Total	853,547	947,552		458,753
John Harrington	Cash Severance Payment	663,347	442,231	(C)	—
	Continuation of Benefits	64,190	42,793	(C)	—
	Accelerated Vesting of Options (A)	—	49,343		49,343
	Accelerated Vesting of RSUs (B)	407,158	407,158		407,158
	Total	1,134,695	941,525		456,501
Ivor Macleod	Cash Severance Payment	205,000	410,000	(C)	—
	Continuation of Benefits	—	38,361	(C)	—
	Accelerated Vesting of Options (A)	—	234,000		234,000
	Accelerated Vesting of RSUs (B)	—	—		—
	Total	205,000	682,361		234,000
Laura Campbell	Cash Severance Payment	152,640	305,279	(C)	—
	Continuation of Benefits	—	33,662	(C)	—
	Accelerated Vesting of Options (A)	—	31,505		31,505
	Accelerated Vesting of RSUs (B)	262,553	262,553		262,553
	Total	415,193	632,999		294,058
(A) Based on the closing price of our Common Stock of $1.75 on December 31, 2020 and only includes unvested stock options that were “in-the-money”.
(B) Value of accelerated vesting of RSUs is based on the closing price of our Common Stock of $1.75 on December 31, 2020, as reported on NASDAQ.
(C) Twelve months of continued base salary and benefits provided in the event of disability, but not in the event of death.
Separation Payments to Dr. Van Bokkelen
In connection with his separation on February 15, 2021, the Company and Dr.Van Bokkelen entered into a separation letter agreement (the “Separation Letter”), which (a) confirmed that his separation constituted a termination by Athersys other than for “cause” under his employment agreement, entitling him to severance payments and benefits thereunder with an aggregate value of $962,162, payable in installments over an 18-month period, and eliminated his obligation to seek other employment in mitigation of the severance payments and benefits, (b) provided for a lump sum payment of $187,371 in lieu of notice under the employment agreement and certain foregone benefits, (c) provided for a lump sum payment of $70,351 for accrued vacation and reimbursement of certain legal fees, (d) provided for accelerated vesting of his outstanding restricted stock units (valued at $915,650) and stock options (valued at $276,241), with stock options remaining exercisable until the earlier of the third anniversary of termination of employment or the expiration of the original term of the stock option, and (e) contained a customary release of claims against Athersys and its affiliates from Dr. Van Bokkelen. Pursuant to the Separation Letter, the obligations under the Non-Competition and Confidentiality Agreement, dated as of December 1, 1998 between Dr. Van Bokkelen and Athersys, will remain in effect according to its terms.

In February 26, 2021, the Company entered into retention agreements with Mr. Lehmann, Dr. Harrington, Mr. Macleod and Ms. Campbell. The terms of these agreements are disclosed in “Employment Agreements and Arrangements” under “Grants of Plan-Based Awards for 2020”.

Director Compensation for 2020
The following table summarizes compensation of our non-employee Directors in 2020:

Name(a)	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Lee E. Babiss	73,367	112,401	185,768
Hardy TS Kagimoto, M.D.(2)	—	—	—
Katherine Kalin	5,435	113,000	118,435
Ismail Kola	61,956	116,029	177,985
Lorin J. Randall	80,000	124,798	204,798
Baiju R. Shah	5,435	113,000	118,435
Kenneth Traub	27,050	160,400	187,450
Jane Wasman	5,435	113,000	118,435
Jack L. Wyszomierski	62,903	116,029	178,932

(1)The amounts in this column reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2020, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note B to the 2020 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each of Dr. Kola, Mr. Randall and Mr. Wyszomierski have stock options to acquire 405,000 shares of Common Stock, and each of Ms. Kalin, Mr. Shah and Ms.Wasman have stock options to acquire 100,000 shares of Common Stock. Mr. Traub joined the Board on June 18, 2020 and resigned on October 12, 2020, and his June 2020 stock option award was forfeited upon his resignation, prior to any vesting. On February 15, 2021, Mr. Traub was reappointed to the Board in connection with the Healios Cooperation Agreement. Dr. Babiss retired from the Board on November 12, 2020 and had 367,500 vested stock options at the time of his resignation and at December 31, 2020. Included in this amount for 2020 was the incremental fair value to the applicable Director on the modification date for modified awards that were included in the June 2020 Option Modification. This incremental fair value in 2020 was $32,201 for Dr. Babiss, $35,829 for Dr. Kola, $44,598 for Mr. Randall and $35,829 for Mr. Wyszomierski. There was no modification to the option awards granted to Ms. Kalin, Mr. Shah, Mr. Traub or Ms.Wasman.
(2)Dr. Kagimoto is not compensated as he is not an independent director.
Under our 2020 Director compensation program for non-employee independent Directors, new Directors receive an initial stock option grant to purchase 100,000 shares of Common Stock at fair market value on the date of grant, which option award generally vests at a rate of 33.33% per year, with cliff vesting in year one and quarterly vesting in years two and three. Thereafter, the non-employee independent Directors receive annually an option award to purchase 50,000 shares of our Common Stock at fair market value on the date of grant, which option award generally vests quarterly over a one-year period, with such anniversary awards generally issued in June of each year in connection with our annual stockholder meeting. A Director's award has a term of ten years and upon the termination of the Director's service, the Director has from eighteen months up to thirty months, depending on tenure, in which to exercise the vested portion of the Director's options prior to forfeiture; but in no event will the exercise period extend past the original 10-year term. As noted previously, the stock options held by Directors who were serving at the time of the June 2020 Option Modification were modified to acknowledge significant tenure.
In August 2020, Dr. Kola assumed the position of lead independent director following Dr. Babiss’ retirement. In February 2021, upon Dr. Van Bokkelen’s resignation as Chairman of the Board, Dr. Kola was appointed Chairman.

Our non-employee independent Directors receive annual cash compensation retainers as set forth below, as modified effective January 1, 2021 to include a retainer for an independent chairperson:

Board Member	$40,000
Chairperson — Independent Director, if applicable	$35,000
Lead Director, if applicable	$25,000
Audit Committee — Chairman	$20,000
Audit Committee — Member	$9,000
Compensation Committee — Chairman	$15,000
Compensation Committee — Member	$7,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000
These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings. Pursuant to the 2019 Plan, in no event will any non-employee Director in any one calendar year be granted (i) awards under the 2019 Plan, in the aggregate, with respect to more than 150,000 shares of Common Stock, plus (ii) other compensation for such service in excess of $150,000 in cash.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review and discussion, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2020.
Compensation Committee
Board of Directors

Ismail Kola
Katherine Kalin
Lorin J. Randall
Jane Wasman

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 8, 2021 (unless otherwise indicated below) by:
•each person known by us to beneficially own more than 5% of our Common Stock;
•each of our Directors;
•each of the executive officers named in the 2020 Summary Compensation Table; and
•all of our current Directors and executive officers as a group.
We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options and RSUs held by that person that are exercisable within 60 days of April 8, 2021 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Percentage ownership calculations for beneficial ownership for each person or entity are based on 217,611,507 shares of Common Stock outstanding as of April 8, 2021.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
HEALIOS K.K.(1)	16,310,526	7.5%
BlackRock, Inc.(2)	13,712,668	6.3%
Directors and Executive Officers
Gil Van Bokkelen(3)	4,519,829	*
John Harrington(4)	1,948,009	*
Katherine Kalin(10)	—	*
Ismail Kola(5)	420,000	*
Lorin Randall(5)	405,000	*
Baiju Shah(10)	—	*
Kenneth Traub	235,093	*
Jane Wasman(10)	—	*
Jack Wyszomierski(5)	405,000	*
Hardy TS Kagimoto(6)	16,310,526	7.5%
Laura Campbell(7)	1,173,134	*
William (BJ) Lehmann(8)	1,691,154	*
Ivor Macleod(9)	187,500	*
All Current Directors and executive officers as a group (12 persons)	22,775,416	10.5%

*    Less than 1%.

(1)Pursuant to the Schedule 13D/A filed on February 16, 2021, Healios beneficially owns and has shared voting and dispositive power over 16,310,526 shares of Common Stock. The address for Healios is Yurakucho Denki Bldg., North Tower 19F, 1-7-1 Yurakucho, Chiyoda-ku, Tokyo 100-0006, Japan.
(2)Pursuant to Schedule 13G/A filed on January 29, 2021, BlackRock, Inc. beneficially owns and has sole dispositive power over 13,712,668 shares of Common Stock. BlackRock, Inc. has sole voting power over 13,461,035 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)Includes vested options for 3,036,112 shares of Common Stock.
(4)Includes vested options for 1,427,019 shares of Common Stock at a weighted average exercise price of $1.84 per share that vest within 60 days of April 8, 2021.

(5)Includes vested options for 405,000 shares of Common Stock at a weighted average exercise price of $1.94 per share that vest within 60 days of April 8, 2021.
(6)Includes the shares of Common Stock beneficially owned by Healios. Dr. Kagimoto is the Representative Director, Chairman and Chief Executive Officer of Healios and may be deemed to have beneficial ownership of the shares of Common Stock beneficially owned by Healios. See footnote 1.
(7)Includes vested options for 899,209 shares of Common Stock at a weighted average exercise price of $1.80 per share that vest within 60 days of April 8, 2021.
(8)Includes vested options for 1,471,790 shares of Common Stock at a weighted average exercise price of $1.84 per share that vest within 60 days of April 8, 2021.
(9)Includes vested options for 187,500 shares of Common Stock at a weighted average exercise price of $1.36 per share that vest within 60 days of April 8, 2021.
(10)Stock options for 100,000 shares of Common Stock were granted on November 12, 2020 and no shares are exercisable within 60 days of April 8, 2021.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING
The Company has an Insider Trading Policy relating to the trading of Athersys securities by all Company directors and officers, as well as our employees, or any of their designees. The Company has determined that there is a heightened legal risk and /or the appearance of improper or inappropriate conduct if its directors, officers and certain other employees covered by the Insider Trading Policy, who are referred to as “covered persons,” engage in certain types of transactions and therefore, may not trade in options, warrants, puts and calls or similar instruments on Athersys securities or sell Athersys securities short. Additionally, covered persons may not hold Athersys securities in margin accounts or, except with the pre-approval in certain circumstances, engage in hedging transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION
The Company must receive by January 6, 2022 any proposal of a stockholder intended to be presented at the 2022 annual meeting of stockholders of the Company, which we refer to as the 2022 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2022 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2022 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, and nominations of candidates to the Board must be received by the Company between February 15, 2022 and March 17, 2022 or such proposals or nominations will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2022 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2020, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice between February 18, 2021 and March 20, 2021 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann
William Lehmann
Secretary
April , 2021

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2021
This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2020 are available free of charge at https://www.athersys.com/investors/financial-information/annual-reports/default.aspx. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2020, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
For information on how to obtain information to attend the virtual Annual Meeting and vote online please contact the Company’s Director of Corporate Communications & Investor Relations at khunady@athersys.com. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

APPENDIX A

    Upon approval of Proposal Three, the provisions of “Section 1. Authorization of Shares” of the Certificate of Incorporation will be amended as set forth below (strikethrough text indicates text to be deleted; double-underlined text indicates text to be added):

“Section 1. Authorization of Shares.

The total number of shares that the Corporation shall have authority to issue is ~~310,000,000~~ 610,000,000 shares, consisting of ~~300,000,000~~ 600,000,000 shares of common stock, having a par value of $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, having a par value of $.001 per share (“Preferred Stock”).”

PRELIMINARY COPY (SUBJECT TO COMPLETION)

ATHERSYS, INC.
3201 CARNEGIE AVENUE
CLEVELAND, OH 44115

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATHX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48794-P52365 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATHERSYS, INC.

The Board of Directors recommends a vote FOR the 9 listed Director nominees.

1. To elect nine Directors nominated by the Board of Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Ismail Kola	☐	☐	☐
1b. John Harrington	☐	☐	☐
1c. Hardy TS Kagimoto	☐	☐	☐
1d. Katherine Kalin	☐	☐	☐
1e. Lorin Randall	☐	☐	☐
1f. Baiju Shah	☐	☐	☐
1g. Kenneth Traub	☐	☐	☐
1h. Jane Wasman	☐	☐	☐
1i. Jack Wyszomierski	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021.	☐	☐	☐
3. Approval of an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock.	☐	☐	☐
4. Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
FOR QUESTIONS AND/OR ADDRESS CHANGES, PLEASE SEND THEM VIA EMAIL TO: IR@ATHERSYS.COM

D48795-P52365

ATHERSYS, INC.
Annual Meeting of Stockholders
June 15, 2021 8:30 a.m. EDT
This proxy is solicited by the Board of Directors

Proxy Solicited by Board of Directors for Annual Meeting - June 15, 2021

Mr. William Lehmann and Mr. Ivor Macleod, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Athersys, Inc. to be held online via live webcast at www.virtualshareholdermeeting.com/ATHX2021, on June 15, 2021 at 8:30 a.m. EDT or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nine listed Director nominees, and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side